Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
July 27, 2016	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Net Income of $1,138,821

MOUNT AIRY, NC - Surrey Bancorp (the “Company”), (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the second quarter of 2016.

For the quarter ended June 30, 2016, net income totaled $1,138,821 or $0.27 per fully diluted share, compared to $739,936 or $0.18 per fully diluted common share earned during the second quarter of 2015.

Net income for the three months ended June 30, 2016, is approximately 53.9 percent higher than for the same period in 2015. The increase in earnings results from an increase in net interest income and noninterest income. Net interest income increased from $2,437,301 in the second quarter of 2015 to $2,744,970 in 2016. This increase is due to loan growth. Average loans outstanding increased 9.8 percent from the second quarter of 2015 to 2016, or approximately $18,741,000. The net interest margin increased from 4.10 percent to 4.65 percent from 2015 to 2016 due to a combination of higher assets yields and lower deposit costs. Asset yields increased from 4.59 percent in 2015 to 5.02 percent in 2016 primarily from a change in asset mix and a slight uptick in interest rates. Higher yielding loans made up 88.3 percent of average interest earning assets in the second quarter of 2016 as opposed to 80.2 percent in the second quarter of 2015. The cost of funds decreased from 0.54 percent in the second quarter of 2015 to 0.42 percent in the second quarter of 2016 as non-interest bearing deposits made up a higher percentage of average deposits. The provision for loan losses increased from a provision of $70,298 in the second quarter of 2015 to a provision of $136,927 in 2016, a $66,629 increase. The provision increase is partially due to a decrease in loans carrying government guarantees. The guaranteed portion of loans decreased from $50,347,995, or 26.02 percent of gross loans at June 30, 2015 to $49,093,191, or 23.2 percent of gross loans at June 30, 2016. Loans not carrying government guarantees represent the majority of the loan growth since June 30, 2015. The increased credit exposure contributed to the increased provision for loan losses.

Noninterest income increased from $625,015 in the second quarter of 2015 to $938,921 in 2016. The increase primarily results from the recording of $315,754 in tax exempt life insurance proceeds during the quarter ended June 30, 2016. Service charges in deposit accounts decreased from $208,321 in 2015 to $160,388 due to regulatory changes involving insufficient funds charges. Noninterest expenses increased 6.5 percent from $1,837,382 in the second quarter of 2015, to $1,956,297 in 2016. This increase was primarily due to an increase in salaries and employee benefits, which grew due to the opening of a new branch office in the second half of 2015.

Loan loss reserves were $3,846,517 or 1.82 percent of total loans as of June 30, 2016. Non-performing assets were 0.67 percent of total assets at June 30, 2016, compared to 0.78 percent on that date in 2015. At June 30, 2016, the allowance for loan loss reserves equals 90 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $262,650,694 as of June 30, 2016, an increase of 3.8 percent from $253,079,571 reported as of June 30, 2015. Total deposits were $216,689,033 at quarter-end 2016, a 4.5 percent increase from the $207,433,069 reported at the end of the second quarter of 2015. Net loans increased to $207,918,096, or 9.5 percent, compared to $189,881,404, at June 30, 2015.

Net income for the six months ended June 30, 2016, was $1,915,775 or $0.46 per diluted share, compared to $1,468,370 or $0.35 per diluted share, for the same period in 2015.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain; 393 CC Camp Road, Elkin, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 717 Main Street in North Wilkesboro, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance and provides full-service brokerage and investment services through its wholly owned subsidiary Surrey Investment Services, Inc. The insurance division, dba SB&T Insurance, is located at 199 North Renfro Street in Mount Airy. The brokerage division which operates through an association with LPL Financial, is located at 145 North Renfro Street in Mount Airy. The Bank also has a subsidiary sales finance company, Freedom Finance, LLC, located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	June 30, 2016	December 31, 2015	June 30, 2015
	(unaudited)		(unaudited)
Total assets	$262,651	$257,777	$253,080
Total loans	211,765	201,532	193,568
Investments	31,936	39,877	42,995
Deposits	216,689	212,688	207,433
Borrowed funds	1,750	2,750	4,250
Stockholders’ equity	40,500	38,671	38,151
Non-performing assets to total assets	0.67%	0.61%	0.78%
Loans past due more than 90 days to total loans	0.01%	0.02%	0.04%
Allowance for loan losses to total loans	1.82%	1.80%	1.91%
Book value per common share	$10.32	$9.80	$9.66

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Interest income	$2,969	$2,726	$5,897	$5,446
Interest expense	224	289	457	586
Net interest income	2,745	2,437	5,440	4,860
Provision for loan losses	137	70	213	(43)
Net interest income after provision for loan losses	2,608	2,367	5,227	4,903
Noninterest income	939	625	1,478	1,250
Noninterest expense	1,956	1,837	3,912	3,870
Net income before taxes	1,591	1,155	2,793	2,283
Provision for income taxes	452	415	877	815
Net income	1,139	740	1,916	1,468
Preferred stock dividend declared	46	46	91	91
Net income available to common shareholders	$1,093	$694	$1,825	$1,377
Basic net income per share	$0.31	$0.20	$0.51	$0.39
Diluted net income per share	$0.27	$0.18	$0.46	$0.35
Return on average total assets (1)	1.76%	1.16%	1.49%	1.16%
Return on average total equity (1)	11.35%	7.80%	9.68%	7.82%
Yield on average interest earning assets	5.02%	4.59%	5.01%	4.64%
Cost of funds	0.42%	0.54%	0.43%	0.55%
Net yield on average interest earning assets	4.65%	4.10%	4.62%	4.14%
Overhead efficiency ratio	53.10%	60.00%	56.55%	63.34%
Net charge-offs (recoveries)/average loans	0.04%	(0.10)%	0.00%	(0.09%)

(1)	Annualized for all periods presented.